

LEASE SECURITIZATION

FREE WRITING PROSPECTUS

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Registration Statement No. 333-196801

Ford Credit Auto Lease Two LLC ("the depositor")

Ford Credit Auto Lease Trusts ("the issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146.

LEASE SECURITIZATION
OVERVIEW

- Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995
- Ford Credit's current lease securitization platform was established in 2006, and more than 25 lease securitization transactions have been completed
- Ford Credit offers lease asset-backed securities through various channels:
  - Public transactions
  - Rule 144A transactions
  - Other private transactions
- Structural elements, such as priority of payments, have remained consistent over time

LEASE SECURITIZATION
BUSINESS UPDATE

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Number of Leases Originated



203,576
237,335
328,015
363,098
413,625
2011
2012
2013
2014
2015

Avg. # of Leases Outstanding(000)	331	422	572	704	841

Source: 2015 Q4 Lease Quarterly Statistical Information

Manheim Used Vehicle Value Index



130
125
120
115
110
105
100
95
90
Jan-95
Jan-97
Jan-99
Jan-01
Jan-03
Jan-05
Jan-07
Jan-09
Jan-11
Jan-13
Jan-15

Source: Manheim Consulting, December 2015 (January 1995 = 100)

- Ford Credit leasing has increased, but as a percentage of the portfolio is still below the industry
- Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales
- The number of leases originated increased in 2015, and includes the revitalization of the Lincoln Motor Company brand
- Used vehicle prices remain strong

LEASE SECURITIZATION
PORTFOLIO CREDIT METRICS

Weighted Average FICO® at Origination



746
744
740
743
741
2011
2012
2013
2014
2015

Repossessions as a % of Average Number of Leases Outstanding



0.79%
0.58%
0.62%
0.66%
0.63%
2011
2012
2013
2014
2015

Average Net Loss/(Gain) on Charged-Off Leases



$(1,569)
$(1,757)
$2,787
$4,421
$4,308
2011
2012
2013
2014
2015

Net Losses as a % of Average Portfolio Outstanding



(0.07)%
(0.06)%
0.13%
0.21%
0.23%
2011
2012
2013
2014
2015

Source: 2015 Q4 Lease Quarterly Statistical Information

LEASE SECURITIZATION

SECURITIZATION POOL METRICS

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Weighted Average FICO®


742
747
749
745
748
746
745
746
742
741
Memo:
FICO® <650
2011-A 13%
2011-B 12%
2012-A 12%
2012-B 13%
2013-A 12%
2013-B 12%
2014-A 14%
2014-B 13%
2015-A 14%
2015-B 14%

Maximum 3-Month Residual Concentration


24%
18%
22%
21%
21%
18%
18%
20%
19%
19%
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B

Original Term as % of Securitization Value


100%
80%
60%
40%
20%
0%
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
24
27
36
39
48
Other

Vehicle Type* as % of Securitization Value


100%
80%
60%
40%
20%
0%
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
Truck
SUV
CUV
Car

Source: Prospectus Supplements for referenced FCALT transactions

* Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

LEASE SECURITIZATION

POOL METRICS – MODEL DIVERSIFICATION

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FCALT 2015-A


Other 7.9%
MKC 1.9%
Flex 2.0%
MKX 3.5%
Focus 5.0%
MKZ 5.5%
Edge 8.2%
Fusion 14.8%
Explorer 15.9%
F-150 16.2%
Escape 19.2%

Model Concentrations

Top 1: 19%

Top 3: 51%

Top 5: 74%

FCALT 2015-B


Other 9.5%
MKC 2.6%
Flex 1.6%
MKX 2.6%
Focus 4.8%
MKZ 4.9%
Edge 8.6%
Fusion 14.0%
Explorer 17.5%
F-150 16.2%
Escape 17.9%

Model Concentrations

Top 1: 18%

Top 3: 51%

Top 5: 74%

Source: Prospectus Supplements for referenced FCALT transactions

LEASE SECURITIZATION

SECURITIZATION POOL PERFORMANCE

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Cumulative Return Rate*



80%
60%
40%
20%
0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34
Period (Months)
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B

Cumulative Residual Loss / (Gain)**



1.0%
0.0%
-1.0%
-2.0%
-3.0%
-4.0%
-5.0%
-6.0%
-7.0%
Loss
Gain
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32
Period (Months)
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B

Cumulative Net Credit Losses***



0.4%
0.3%
0.2%
0.1%
0.0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34
Period (Months)
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B

Commentary

For the pool performance in the periods above (2011 to 2015):

- Lifetime cumulative return rates typically between 50% and 70%
- Cumulative residual gains
- Consistent credit loss performance

* Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio

** As a percentage of initial Base Residual Value

*** Total credit loss as a percent of initial total securitization value

LEASE SECURITIZATION
STRUCTURE OVERVIEW



% of Securitization Value
Class A Notes ("AAA")
80.1%
Class B Notes ("AA")
4.5%
Class C Notes ("Not Rated")
4.2%
Overcollateralization
11.2%
Reserve Account
0.5%
Excess Spread (per annum)
~4.2%
Total Initial Class A Enhancement ~24.6%

- Credit enhancements in lease securitization programs include:
  - Subordination of junior notes
  - Overcollateralization
  - Cash reserve
  - Excess spread (used to build to a target overcollateralization)
- Senior / subordinate, sequential pay structure

SIGNIFICANCE OF SECURITIZATION VALUE

Sample Calculation:

	Lease Balance		Securitization Value	
Payments Remaining		24		24
Base monthly payment	$	200	$	200
Residual Value	$	16,000	$	13,000
Discount Rate		2%		5%
Present Value	$	20,049	$	16,275


Difference of $3,774
$20,049
$16,275
Lease Balance
Securitization Value

- For securitization transactions, a "*Securitization Value*" is calculated for the underlying lease assets
- Securitization value is calculated using the *lower of* the contract residual value or the residual value set by ALG
- Securitization value cash flows are discounted using the *higher of* the contract lease factor or a minimum discount rate designed to create excess spread

LEASE SECURITIZATION
BREAK-EVEN ANALYSIS*

Break-Even for FCALT 2015-B Compared to Historical Pool Performance

Return Rate



Break-Even = 100% Return Rate Assumed
100%
Memo: Worst Recent 12-Month Portfolio Experience = 82%
(CY 2008)
80%
60%
40%
20%
0%
Period (Months)
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B

Cumulative Residual Loss / (Gain)



100.0%
A-2 Break-Even = 80.7%
80.0%
60.0%
A-3 Break-Even = 48.3%
40.0%
A-4 Break-Even = 34.1%
Memo: Worst Recent 12-Month Portfolio Experience = 18.3%
(CY 2008)
20.0%
0.0%
Period (Months)
-20.0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B

* Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2015-B

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ORIGINATION AND SERVICING STRATEGIES

ORIGINATE

- Buy it Right

- Operate Efficiently
- Collect Effectively


Originate
Service
Fund

- Fund Efficiently
- Manage Risks

- Support Ford Motor Company brands
- Build strong relationships with dealers to maximize dealer satisfaction
- Segment credit applicants and price for risk
- Use robust credit evaluation and verification process
- Ensure efficient use of capital

ORIGINATION PROCESS

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- Ford Credit's origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits
- Ford Credit's origination process is supported by a proprietary system
  - Analyzes a number of factors for each credit application
  - Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change
- Credit application process
  - Dealers submit credit applications electronically to Ford Credit
  - Ford Credit obtains a credit report for the applicant and any co-applicant
    - » Ford Credit utilizes its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer
- Ford Credit communicates credit decisions electronically to dealers

ORIGINATION SCORING MODELS

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- Ford Credit's proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data, and other information including:
  - Financing product (retail, lease)
  - Contract characteristics (loan-to-value, term, payment)
  - Other factors (payment-to-income, employment history, capacity to pay and financial stability)
- Ford Credit classifies offerings into various categories that determine which origination scoring model is used, for example, whether the applicant is an individual or business entity, and whether the vehicle is new or used
- Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP)
  - The origination scoring models build on the predictive power of credit bureau and credit application data

ORIGINATION STRATEGY

ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE

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- Origination scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant's probability of fully paying the amount due under the contract
- Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Origination scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include:
  - Uniformly changing the overall credit score
  - Modifying the weighting of selected variables
- Launch dates for origination scoring models:
  - Consumer : December 2013
  - Commercial : April 2015
  - Commercial Line of Credit : May 2012

PURCHASING GUIDELINES AND CONTROL PROCESSES

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- Ford Credit has origination policies and procedures to ensure consistent credit decisions
  - Portfolio Level – Purchase quality guidelines establish portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio
  - Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria focused on the customer's repayment ability, including loan-to-value, payment-to-income, and contract term length
    - » Processes are established for verification of income, employment and residency if appropriate
- Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing quality guidelines
- Quarterly risk management portfolio performance analysis is performed

These Capabilities Enable Early Detection Of Portfolio Performance

SERVICING STRATEGY
SERVICE



Buy it Right
Operate Efficiently
Collect Effectively
Originate
Service
Fund Efficiently
Manage Risks
Fund

- Ford Credit has a world-class servicing organization
- Credit losses are an expected part of the business
- The objective is to collect within the contract's loss expectation while managing costs
- Customer satisfaction is critical

SERVICING STRATEGY

AUTO-DIALER



Account Status Changes
Receivables System
Two-way Feedback Loop
Behavior Scoring Model
Early Stage
Late Stage
Establish "Best-Time-To-Call Strategy"
Roll Out "Strategy" In Small Increments
Call Results / Campaign Statistics
Auto-Dialer

Behavior Scoring Model

- All Accounts Assigned Probability Of Default On Due Date
- Identify Accounts to Call

BEHAVIOR SCORING MODELS

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- Ford Credit's proprietary behavior scoring models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data*
- Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD)
  - Contracts are scored monthly on their due date to get an updated POD
- Ford Credit's behavior scoring models differ based on contract characteristics and performance
- Before a behavior scoring model is applied, Ford Credit classifies each customer account to determine which model is used
- Scoring model categories include:
  - Financing product (retail, lease)
  - Customer (individual, business entity)
  - Delinquency level (current, due date delinquent, 30 days past due)

* Updated credit bureau data is obtained for U.S. accounts only

BEHAVIOR SCORING MODELS DEVELOPMENT AND MAINTENANCE

- Behavior scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer's probability of default in the near term
- Ford Credit regularly monitors the behavior scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Behavior scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- Behavior scoring models are redeveloped as predictive measures change or as new data attributes become available
- Launch dates for behavior scoring models (U.S.):
  - Consumer: September 2013
  - Commercial: February 2016

SERVICING STRATEGY

RISK SEGMENTATION

- Segmentation allows the matching of the account risk with the appropriate collection strategy
- POD is the primary driver in determining risk segmentation, based on proprietary behavior scoring models
- Segmentation establishes:
  - Assignment issuance timing
  - Follow-up intensity
  - Assignment transfers from an early stage delinquency to a late stage delinquency strategy
- Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time


HIGH RISK
LOW RISK
EARLIER
ASSIGNMENT TIMING
LATER
HIGHER
FOLLOW-UP INTENSITY
LOWER
EARLIER
MOVE TO LATE-STAGE COLLECTIONS
LATER

LEASE RESIDUAL VALUE MODEL

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- Lease residual value is a key element for lease originations, and it is the primary component used to calculate the base lease payment
- Lease residual value is the estimated fair market value of a vehicle at the end of the lease term
- Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including:
  - MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends
- Ford Credit's internal review process considers:
  - Current or planned marketing programs
  - Market acceptance of vehicles
  - Competitive actions within the vehicle segment
- Ford Credit reviews residual value performance and compares published residual values to:
  - Historical auction values for returned lease vehicles
  - Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG)
- Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage / kilometerage allowances

VEHICLE REMARKETING

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- Ford Credit works with Ford's Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle to:
  - Obtain higher sale prices at disposition
  - Minimize remarketing expenses (auction, reconditioning and transportation costs)
- Vehicles returned at lease-end are sold through:
  - Accelerate, an online upstream remarketing application
  - Ford-sponsored physical auctions

Upstream Remarketing

Vehicle remains at dealer location (grounding dealer) where returned


Customer Returns Vehicle
Day 1
Day 2
Day 3
Day 4
Day 5
Day 6
Auction
Grounding Dealers (Days 1-6)
Non-Grounding Ford / Lincoln Dealers – Same Brand only - "CPO Exclusive" (Days 3-6)
Non-Grounding Ford / Lincoln Dealers - any Ford / Lincoln Dealers (Days 4-6)
Open to all registered Dealers (Days 5-6)

UPSTREAM REMARKETING

- By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses
- From July 2014 through December 2015, the average of vehicle disposals sold through upstream remarketing was 33%
- Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application:
  - Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles, condition, any excess wear and use, and option packages
  - In January 2013, Ford introduced a program to incentivize U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program

LEASING
VEHICLE LIQUIDATIONS

- Ford Credit's Vehicle Liquidations Team works with Ford's Vehicle Remarketing Department to manage the disposal of repossessed vehicles and terminated lease vehicles
- Vehicle Liquidations Team
  - Reviews lease termination vehicle condition report to:
    - Confirm that amounts collected by the dealer from the customer for excess mileage and wear and use charges are correctly applied to the customer's account
    - Invoice the customer for excess mileage and wear and use charges that the dealer did not collect from the customer
  - Reviews repossessed vehicle condition report for damage covered by the customer's insurance
  - Arranges for vehicles to be transported to auction
  - Monitors vehicle inventory level to minimize inventory carrying cost and maximize net sales proceeds
  - Transfers charged-off uncollected balance to the National recovery Center (NRC)
- Ford's Vehicle Remarketing Department assigns vehicles to auctions and manages the final sale of all repossessed and terminated lease vehicles
- Average days in inventory (U.S.) for:
  - Lease repossessions: 30 to 40
  - Lease terminations: 25 to 35

Source: FCALT 2015-B